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Quality Systems, Inc.

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Quality Systems 2008 Proxy Contest vs. Ahmed Hussein

Purpose of the Site

As you may know by now, Quality Systems is at a critical moment in its history. We have a new, seasoned CEO ready to take the helm and continue accelerating growth in the business. We have a company poised to grow market share and take advantage of the trends driving this industry. We have a committed Board of director nominees prepared with a proven strategy to continue improving upon our track record of outstanding financial performance for our shareholders. But we also are facing a disruptive campaign from a dissident shareholder and current Board member, Ahmed Hussein, who is asking you to elect his director nominees and thereby is trying to seize control of the company without providing the company's shareholders any additional value, or even articulating a strategic plan to generate value going forward.

The purpose of this website is to provide accurate information to our shareholders, employees, customers and other interested parties regarding Mr. Hussein and the attacks he has launched on the company, its management and the majority of the company's directors. The company feels that it is important that you know the truth as you consider how to vote in the upcoming director election.

We urge you to vote FOR our director nominees - Patrick Cline, Vincent Love, Russell Pflueger, Steven Plochocki, Sheldon Razin, George Bristol, Philip Kaplan and Robert Smith - by signing, dating and returning your WHITE proxy card today. There are instructions on how to vote along the right-hand column of this page.
Letters to Shareholders
Response to Mr. Hussein’s 13D
QSI Performance
Hussein’s 2005 Attempt
Background on Mr. Hussein
Background on Mr. Razin
Voting Instructions
Contact Our Proxy Solicitor
QSI 2008 Proxy Statement
Homepage

Quality Systems 2008 Proxy Contest vs. Ahmed Hussein

Letters to Shareholders
-	August 16, 2008 - Letter From Management
-	August 16, 2008 - Second Proxy Letter
-	August 5, 2008 - First Proxy Letter

LETTER FROM MANAGEMENT

August 16, 2008

Dear Shareholder:

We are writing to express our deep concern regarding Mr. Ahmed Hussein, an activist investor who is currently attempting to gain control of our company’s Board of Directors. Simply put, we believe that Mr. Hussein must be defeated in order to protect your investment, and we would greatly appreciate your support.

The consistent support of a majority of our Board of Directors has been an important element in the growth and profitability of Quality Systems. By contrast, we believe that over the years Mr. Hussein has been destructive to shareholder value. He does not appear to understand or to care about our business or its strategy. Instead, he has harassed management and the majority of the Board with a seemingly never-ending stream of non-substantive attacks on the company. These attacks have not only cost us significant amounts of money to defend, they have threatened the ability of our management and employees to carry out our growth strategy in the face of increasingly intense competition.

Now, at a time when Quality Systems should be looking to build on its solid track record of growing earnings and shareholder value the past several years, Mr. Hussein is continuing his pattern of threatening that momentum. His past behavior certainly forms the root of our concern. For example, Mr. Hussein has used a flood of letters from his attorneys to the company and its legal counsel, expensive and distracting proxy fights, assorted demands upon management and its advisors, lawsuits and other disruptive methods. Despite these tactics, we have managed to maintain our focus and to execute our strategy. But our success has only been possible because Mr. Hussein has been in a minority position and has thus been unable to determine our company’s direction. Based on what we have experienced with Hussein over many years, the prospect of Mr. Hussein increasing his influence is deeply disturbing to us, as we believe it should be to all shareholders. That is why, after having been silent for so long, we feel it is time for us to speak out against Mr. Hussein and his disruptive behavior.

With your support in helping us to defeat Mr. Hussein’s attacks, we will continue to execute what we strongly feel is the right strategy to continue the company’s success and to increase shareholder value - for we are not only your management team, but your fellow shareholders as well.

Thank you for your support.

Steve Plochocki	Patrick Cline	Paul Holt
Chief Executive Officer	President, NextGen Healthcare	Chief Financial Officer
Quality Systems, Inc.	EVP, Quality Systems, Inc.	Quality Systems, Inc.
Member, QSI Board of Directors	Member, QSI Board of Directors

Fred Neufeld	Scott Decker	Jerry Shultz
Executive Vice President and GM	Senior Vice President	Senior Vice President of Sales
NextGen Healthcare	NextGen Healthcare	NextGen Healthcare

Tim Eggena	Ike Ellison	Donn Neufeld
Executive Vice President	Senior Vice President of Business	Executive Vice President
NextGen Practice Solutions	Development	Quality Systems, Inc.
NextGen Healthcare	NextGen Healthcare

This letter was first mailed to shareholders on or about August 16, 2008.

18111 Von Karman Avenue • Suite 600 • Irvine, California 92612 tel. 949.255.2600 • fax 949.255.2605 • www.qsii.com

August 16, 2008

Dear Fellow Shareholder:

We are writing today to share with you some great recent news about your company. On August 7, we announced that we increased fully diluted earnings per share by 38% and grew net revenues by a record 31% during our fiscal first quarter, compared to the same period last year – the latest indication that our business and growth strategies are continuing to produce solid results. That same day, we also announced our plan to boost the company’s dividend by 20 percent beginning on October 1, 2008 as part of our ongoing effort to continue returning value to our shareholders.

Finally, on August 11, we were extremely pleased to introduce the new CEO of Quality Systems, Inc., Steven T. Plochocki, whose name may be familiar to you. Steve not only brings a distinguished career in the healthcare sector to Quality Systems, but he has significant insight and expertise into our company having spent the previous four years as a member of our Board. He is highly familiar with our strategy, having participated on the Board whose guidance helped produce these great results.

These announcements are further evidence that the strategy put in place by your Board and management team is working and continuing to provide real value to you, our shareholders. The market is clearly recognizing our progress. Over the last month alone (from July 15 to August 13), Quality Systems’ stock has climbed nearly 36%.

Your Company is at a Pivotal Moment in its History

Why are these events important? We have a new, seasoned CEO ready to take the helm and continue accelerating growth in the business. We have a company poised to grow market share and take advantage of the trends driving this industry. But we are facing a disruptive campaign from a dissident shareholder and current Board member, Ahmed Hussein, who is asking you to elect his director nominees and thereby is trying to seize control of your company without providing you any additional value, or even articulating a strategic plan to generate value going forward. Moreover, he is attempting to extend his influence further by proposing that the company amend its bylaws to change the definition of “independent director” in a transparent attempt to extract greater influence on the Board at a level not commensurate with his stock ownership.

You may have already received proxy materials from Mr. Hussein. We urge you to discard Mr. Hussein’s proxy card and send a statement that you will not support his attempt to wrest control of your company.

Protect the value of your investment by signing, dating and returning the enclosed WHITE proxy card FOR our director nominees – Patrick Cline, Vincent Love, Russell Pflueger, Steven Plochocki, Sheldon Razin, George Bristol, Philip Kaplan and Robert Smith.  We also urge you to vote AGAINST the proposal to amend the definition of independent director in QSI’s Bylaws, Proposal #3.

18111 Von Karman Avenue • Suite 600 • Irvine, California 92612 tel. 949.255.2600 • fax 949.255.2605 • www.qsii.com

Under the leadership of the management team and the nominees who are currently directors, Quality Systems has delivered solid performance. Consider the following:

Over the last five fiscal years, Quality Systems’ financial performance has generated impressive compound growth rates. ⇒ 28% in Revenue ⇒ 39% in Earnings per Share ⇒ 27% in Cash Flow From Operations

This has been accomplished by implementing a consistent and successful growth strategy...

⇒    Leveraging the company’s existing products and services into new revenue streams to fuel organic growth
⇒    Seeking tactical acquisitions that complement our existing product portfolio, such as revenue cycle management
⇒    Investing to upgrade our infrastructure and offer customers industry leading software solutions that enhance productivity and competitiveness

…which has delivered substantial returns to shareholders.

⇒    Steady dividend payments: We’ve paid a total of $3.625 per share over the past five years, and recently instituted a 20% dividend increase over the previous quarterly dividend
⇒    Strong share price performance: Our share price climbed 386% between June 30, 2003 and June 30, 2008, dramatically outperforming the NASDAQ Composite Index, the NASDAQ Computer and Data Processing Index and the William Blair Healthcare Information Technology Index

We believe very strongly that Quality Systems needs the continuity of the vision and expertise of your company’s management team and highly qualified Board nominees to build on our successful record of performance and delivering attractive long-term shareholder return.

A Strong and Knowledgeable Leader

Steve Plochocki, our new CEO, is an important part of that mission. We believe Steve will help further extend our vision and maintain continuity – an important consideration for our Board in selecting Steve for this position. Steve knows this company and what makes it successful. He has strong relationships with our key executives including Pat Cline and Donn Neufeld, with whom he will work closely to advance our strategy and build upon the solid foundation for financial growth that has been put in place.

In addition to knowing our company well, Steve is highly qualified. He has worked in the healthcare industry virtually his entire professional career, serving as CEO of a hospice company, a diagnostic imaging company, an air medical services company and a support services company over the past 30-plus years. During his time on our Board, he has offered invaluable perspective about the industry, been a strong, independent voice, has provided fresh insight in developing our strategy, and been an engaged, committed member of our Board. Steve is the right person to lead our company through the next stage of its growth and a strong believer in our existing, successful strategic plan, and we know he will chart a course that will continue to create value for you.

QUALITY SYSTEMS IS YOUR COMPANY AND THE FUTURE OF THIS SUCCESSFUL ENTERPRISE IS IN YOUR HANDS. WITH THE RIGHT LEADERSHIP, WE BELIEVE THE COMPANY CAN CONTINUE TO CREATE SHAREHOLDER VALUE IN A RAPIDLY GROWING MARKET THAT PLAYS TO OUR STRENGTHS

In contrast to our incumbent nominees, Mr. Hussein and his nominees have no strategic plan for your company and have not articulated any kind of approach to enhancing shareholder value. We believe that the Hussein slate of directors is not in the best interests of the Company and its shareholders. To reinforce the point, enclosed you will find a letter from the company’s management team expressing their concerns about how Mr. Hussein and his director slate would be disruptive to the business and impede their ability to execute on the strategy.

We strongly urge you to do the following on the WHITE proxy card TODAY:

✓	Proposal 1: Vote FOR all listed nominees: Patrick Cline, Vincent Love, Russell Pflueger, Steven Plochocki, Sheldon Razin, George Bristol, Philip Kaplan and Robert Smith.
✓	Proposal 2: Vote FOR the ratification of the appointment of Grant Thornton LLP as independent public accountants.
×	Proposal 3: Vote AGAINST Mr. Hussein’s proposal to amend our bylaws.

We also urge you to discard any proxy card that you receive from Mr. Hussein.

If you have any questions or need assistance in voting your WHITE proxy card we encourage you to call our proxy advisers, MacKenzie Partners, Inc., Toll-Free at (800) 322-2885 or (212) 929-5500 or by email at qualitysystems@mackenziepartners.com

Thank you for your support. We look forward to continuing to communicate with you in the coming weeks.

Sincerely,

Patrick Cline	Philip Kaplan	Vincent Love	Russell Pflueger

Steven Plochocki	Sheldon Razin

This letter is to be distributed to shareholders on or about August 16, 2008.

Shareholders can vote by mail, telephone or internet by following the instructions on the enclosed WHITE proxy card.

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016
qualitysystems@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

Statements made in this letter, the proxy statements filed with the Securities and Exchange Commission (“Commission”), communications to shareholders, press releases and oral statements made by our representatives that are not historical in nature, or that state our or management’s intentions, hopes, beliefs, expectations or predictions of the future, may constitute “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “could,” “should,” “will,” “will be,” “will lead,” “will assist,” “intended,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” or “estimate” or variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance.

Forward-looking statements involve risks, uncertainties and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risk factors discussed under “Risk Factors” in our Annual Report on Form 10-K for fiscal year ended March 31, 2008, as well as factors discussed elsewhere in this and other reports and documents we file with the Commission. Other unforeseen factors not identified herein could also have such an effect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time unless required by law. Interested persons are urged to review the risks described under “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal year ended March 31, 2008, as well as in our other public disclosures and filings with the Commission.

On August 4, 2008, Quality Systems filed its definitive proxy statement and began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read Quality System’s proxy statement as it contains important information. Shareholders may obtain an additional copy of Quality System’s definitive proxy statement and any other documents filed by Quality Systems with the Commission for free at the Internet website maintained by the Commission at www.sec.gov. Copies of Quality Systems proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at qualitysystems@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Quality System's shareholders is available in Quality System's definitive proxy statement filed with the Commission on August 4, 2008.

August 5, 2008

PROTECT YOUR QUALITY SYSTEMS INVESTMENT BY VOTING
THE ENCLOSED WHITE PROXY CARD FOR THE BOARD’S
DIRECTOR NOMINEES TODAY!

Dear Fellow Shareholder:

Enclosed please find management’s proxy material for Quality Systems, Inc.’s upcoming annual meeting of shareholders on September 4, 2008. This is a very important meeting and we encourage you to read this material carefully and vote the enclosed WHITE proxy card promptly FOR our director nominees — Patrick Cline, Vincent Love, Russell Pflueger, Steven Plochocki, Sheldon Razin, George Bristol, Philip Kaplan and Robert Smith.

Five of our highly-qualified nominees — Messrs. Cline, Love, Pflueger, Plochocki and Razin — are current directors who have been nominated for reelection. In addition, we have nominated Mr. Kaplan (who joined our Board on June 30, 2008) and two new knowledgeable and experienced candidates — Messrs. Bristol and Smith — each of whom has significant Board and public company experience and is dedicated to enhancing value for our shareholders and upholding the highest standards of corporate governance.

Our management team and incumbent nominees have a proven history of producing outstanding financial performance for Quality Systems’ shareholders, including an increase of approximately 400% in the company’s stock price over the past five years, a strong corporate governance record and the knowledge and experience necessary to continue to grow our company and provide attractive returns to our shareholders.

As you may know, a dissident member of the Board and shareholder in the company, Ahmed Hussein, together with his slate of hand-picked nominees, is attempting to seize control of Quality Systems’ Board of Directors, thereby giving them effective control of your company. If Mr. Hussein and his nominees are successful, we believe very strongly that this dissident slate would destroy shareholder value based on Mr. Hussein’s past behavior and lack of a viable strategy for Quality Systems.

You may receive a proxy statement and a proxy card from Mr. Hussein and his dissident nominees. We urge you to discard any proxy card sent to you by Mr. Hussein.

It is important for you to know that there is a very real and stark difference between Mr. Hussein’s nominees and your Board’s nominees. The Board’s nominees have a proven track record of delivering value to shareholders over the course of economic cycles and a comprehensive plan for improving upon it. In contrast, we strongly believe that Mr. Hussein’s dissident nominees do not.

QUALITY SYSTEMS AND ITS BOARD NOMINEES HAVE A SOUND
GROWTH STRATEGY TO EXPAND THE COMPANY’S BUSINESS AND
ENHANCE SHAREHOLDER VALUE — AND A TRACK RECORD TO BACK IT UP

Quality Systems is well-positioned to capitalize on the industry’s growth. Quality Systems is in an industry with excellent long-term growth prospects. We believe that the company has been growing at a faster rate than the industry average and has been taking market share from our competitors. How did we achieve this success? Under the careful guidance of our incumbent Board nominees and the current management team. Our company needs to maintain the right leadership in order to take advantage of this momentum and opportunity.

18111 Von Karman Avenue • Suite 600 • Irvine, California 92612 tel. 949.255.2600 • fax 949.255.2605 • www.qsii.com

Our incumbent Board nominees have the skills and knowledge required to prosper in this growing industry. As a result of ongoing changes in the rapidly evolving healthcare sector, our customers need increasingly sophisticated tools to help them maximize efficiency, enhance the quality of patient care and safeguard confidential patient information. Our continuing Board nominees and the current management team have the industry and market knowledge that is required to anticipate our customers’ unique needs and provide them with the solutions they demand. As a result, our products and services are second to none, and we have received numerous industry awards and accolades. Our company needs a Board and management team that understand our customers and our markets, and know how to maximize our strengths.

Our continuing Board nominees and management have a strategy to expand the business — and it is working. Our Board nominees and current management team share common goals for our company’s future. Under the leadership of our incumbent Board nominees, Quality Systems will continue developing and enhancing our leading software solutions in our current markets and will seek to expand into new markets where we believe, based on market knowledge, that we can capture meaningful market share. We will continue to make prudent, disciplined investments to improve our products. We will continue to seek new ways to grow our existing customer relationships while pursuing new ones. Organic growth will continue to be our top priority, but we will also continue to pursue opportunistic acquisitions that complement our existing products or expand our customer base.

Our incumbent Board nominees and management team have proven they have the vision and skills to expand this business and position it for continued success. Consider the following facts about Quality Systems:

✓
Strong track record of organic growth and profitability: Over the five fiscal years ended March 31, 2008, Quality Systems’ revenues increased at a compounded average growth rate of 28% and its earnings per share increased at a compounded annual growth rate of 39%. Quality Systems is among the most profitable companies in its market segment with net income margins exceeding 21% in each of the last two fiscal years.

✓
Excellent cash flow generation: Quality Systems continues to generate extremely strong cash flow from its operations, allowing it to invest for future growth and return money to shareholders. The company generated approximately $43.6 million in cash flow from operations in the year ended March 31, 2008, representing a five-year compounded average growth rate of 27%, among the strongest of our peers.

✓
Regular quarterly dividend payments of $0.25/share: As a result of our strong financial performance, we have been able to return a steady dividend to shareowners. Over the five years ended March 31, 2008, we have returned a total of $3.625 per share to investors in dividends.

✓
Stock price outperformance: Our share price increased approximately 386% between June 30, 2003 and June 30, 2008, dramatically outperforming the NASDAQ Composite Index, the NASDAQ Computer and Data Processing Index and the William Blair Healthcare Information Technology Index.

✓
Exemplary Corporate Governance Record: Our Board is committed to strong governance practices, and Quality Systems’ corporate governance practices are strongly pro-shareholder. For example, our governance structure includes an annually-elected Board, cumulative voting rights and rights of shareholders to call meetings and act by written consent, and the company has no “poison pill” rights plan. Our corporate governance provisions meet or exceed NASDAQ requirements, and all of our nominees, except for Mr. Cline (who is a current member of our management team), are independent under these criteria.

Now ask yourself: Who do you want to control the future of your investment in Quality Systems? A Board with a proven record of growing the company and providing value to shareholders, or a group of dissident nominees led by Mr. Hussein, who, in our opinion, has not made any significant contribution to developing the company’s strategy to date?

We believe the answer is very clear. Vote FOR our director nominees — Patrick Cline, Vincent Love, Russell Pflueger, Steven Plochocki, Sheldon Razin, George Bristol, Philip Kaplan and Robert Smith. Please sign, date and return the enclosed WHITE proxy card TODAY.

WE BELIEVE THAT MR. HUSSEIN’S ACTIONS ARE A SELF-SERVING ATTEMPT
TO WREST CONTROL OF THE COMPANY WITHOUT PROVIDING
SHAREHOLDERS ANY VALUE

With the company’s strategy in mind, the majority of the Board carefully considered and ultimately voted not to renominate Messrs. Ahmed Hussein, Ibrahim Fawzy and Edwin Hoffman as director candidates. In reaching this decision, the majority of the Board concluded that it could not support nominees whose past behavior and lack of a future vision had been inconsistent with the Board’s need to focus on growing the company and building shareholder value. We believe that:

Mr. Hussein has never articulated a plan: He has not articulated a strategy, or even participated meaningfully in developing the successful plan the company currently has underway. In fact, Mr. Hussein criticized management’s decision to acquire Clinitec and Micromed, which now operate as NextGen and account for more than 90% of Quality Systems’ revenues. He is now, in our opinion, asking shareholders to turn Board control over to a group of individuals who do not know your company’s business model and cannot tell you what they intend to do with your company or how they intend to create value.

Mr. Hussein wants to take control of the company without paying any premium to shareholders: We believe this amounts to a back-door raid on your company. Our cumulative voting policy will permit Mr. Hussein to keep his Board seat and participate in a manner commensurate with his ownership position, but he wants more. While owning less than 17% of our shares, Mr. Hussein apparently wants to control the majority of the Board, and therefore your company, without making any additional investment in the company or paying a control premium.

As a director, Mr. Hussein’s actions have focused on the continued pursuit of meritless corporate governance claims rather than Quality Systems’ businesses: Although the incumbent directors attempted to work with Mr. Hussein in the Boardroom, he has been unwilling to set aside historical grievances, and routinely consumes valuable Board time with unproductive dialogue about procedural matters or meritless accusations about corporate governance. He has also missed or boycotted several critical Board and committee meetings. In the opinion of the incumbent directors, his often disruptive demeanor and unfounded accusations have made it difficult for the Board to conduct critical business. In our opinion, Mr. Hussein has wasted countless hours of Board and management time airing petty grievances concerning procedural issues that have been found to be meritless after full consideration by our Board and/or third parties.

Consistent with this pattern, Mr. Hussein now proposes to amend our Bylaws in order to provide for a new definition of “independent director.” The Board believes that Mr. Hussein’s proposal lacks merit as a corporate governance measure and is principally motivated by Mr. Hussein’s desire to disproportionately increase Mr. Hussein’s influence on our Board while reducing the role that Mr. Razin may play on our Board. The Board believes that the Hussein proposal is not in the best interests of the Company and its shareholders and recommends a vote AGAINST the Hussein proposal.

Mr. Hussein’s history shows why he is ill-equipped to lead Quality Systems: Although Mr. Hussein holds himself out as a champion of corporate governance and shareholder value, his personal history, both at Quality Systems and at other companies, suggests otherwise. He has demonstrated a distinct preference for confrontation over collaboration. In the last five years, his relationship with Quality Systems has included three director election contests, a lawsuit filed against the company and an attempt to cause NASDAQ to investigate the company (which NASDAQ found to be unwarranted). Mr. Hussein also has been himself involved in other lawsuits and was sanctioned by the American Stock Exchange as a result of improper management of a client account while serving as a securities broker. Other than his participation on Quality Systems’ Board, we believe that Mr. Hussein has no meaningful management experience involving U.S. public companies or companies in the healthcare information services industry. We encourage our shareholders to closely examine Mr. Hussein’s history, as we believe it demonstrates that his skills, experience and temperament make him ill-equipped to lead our Board.

Send Mr. Hussein a message that you are tired of him squandering your money by launching what is now his third director election contest. We urge you to disregard any proxy card he may send you and to vote the enclosed WHITE proxy card today. If you have any questions or need assistance in voting your WHITE proxy card we encourage you to call our proxy advisers, MacKenzie Partners, Inc., Toll-Free at (800) 322-2885 or (212) 929-5500 or by email at qualitysystems@mackenziepartners.com

  QUALITY SYSTEMS IS YOUR COMPANY AND THE FUTURE OF THIS
SUCCESSFUL ENTERPRISE IS IN YOUR HANDS

  SUPPORT A BOARD THAT HAS A DEMONSTRATED RECORD OF CREATING
SUPERIOR LONG-TERM VALUE FOR SHAREHOLDERS

  PROTECT THE VALUE OF YOUR INVESTMENT TODAY BY SIGNING, DATING
AND RETURNING THE WHITE PROXY CARD TODAY

Thank you for your support. We look forward to communicating with you in the coming weeks.

Patrick Cline	Philip Kaplan	Vincent Love	Russell Pflueger

Steven Plochocki	Sheldon Razin

Shareholders can vote by mail, telephone or internet by following the instructions on the enclosed WHITE proxy card.

If you have questions or need assistance voting your shares please contact:

105 Madison Avenue
New York, New York 10016
qualitysystems@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885

SAFE HARBOR PROVISIONS FOR FORWARD-LOOKING STATEMENTS:

Statements made in this letter, the proxy statements filed with the Securities and Exchange Commission (“Commission”), communications to shareholders, press releases and oral statements made by our representatives that are not historical in nature, or that state our or management’s intentions, hopes, beliefs, expectations or predictions of the future, may constitute “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements can often be identified by the use of forward-looking terminology, such as “could,” “should,” “will,” “will be,” “will lead,” “will assist,” “intended,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “plan,” or “estimate” or variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance.

Forward-looking statements involve risks, uncertainties and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risk factors discussed under “Risk Factors” in our Annual Report on Form 10-K for fiscal year ended March 31, 2008, as well as factors discussed elsewhere in this and other reports and documents we file with the Commission. Other unforeseen factors not identified herein could also have such an effect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time unless required by law. Interested persons are urged to review the risks described under “Risk Factors” and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for fiscal year ended March 31, 2008, as well as in our other public disclosures and filings with the Commission.

On August 4, 2008, Quality Systems filed its definitive proxy statement and began the process of mailing its definitive proxy statement, together with a WHITE proxy card. Shareholders are strongly advised to read Quality System’s proxy statement as it contains important information. Shareholders may obtain an additional copy of Quality System’s definitive proxy statement and any other documents filed by Quality Systems with the Commission for free at the Internet website maintained by the Commission at www.sec.gov. Copies of Quality Systems proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at qualitysystems@mackenziepartners.com.

Quality Systems 2008 Proxy Contest vs. Ahmed Hussein

Response of a Majority of the Directors of Quality Systems, Inc. to Ahmed Hussein’s Amendment No. 9 to Schedule 13D

Filed With the Securities and Exchange Commission on May 28, 2008

●	The views of a majority of the Board of Directors are set forth below:

I. General Response
Mr. Hussein’s filing is materially inaccurate and misleading. He has repeatedly displayed a disregard for the truth and an unwillingness to behave in a constructive manner as a responsible director of a public company as further described below. His actions have been and continue to be detrimental to the shareholders of our Company. Despite his unfounded protests, the majority of our Board, representing a majority of our shareholders, is committed to creating value for all of our shareholders.

II. General Rebuttal to Main Themes of Ahmed’s 13D
Mr. Hussein’s 13D theme is that he is a champion of good corporate governance. Nothing could be further from the truth. In fact, he has in the past and continues to exhibit behavior that is inconsistent with good corporate governance. He has failed to attend Board and committee meetings in protest, failed to prepare for meetings, been unable to work with other Board members in a collegial and collaborative manner and waged frequent, unsubstantiated attacks against other directors, advisors and company counsel. He has submitted public filings to the SEC that contain inaccuracies and misstatements, and violated Company policy and compromised the Company with respect to sensitive and confidential Company information. As a result of his behavior, the majority of the Board of Directors has resolved that Mr. Hussein will not be nominated as a candidate for the Board of Directors at the 2008 annual shareholders meeting.

●	Overview of specific themes of Mr. Hussein’s Schedule 13D filing:

1.0 The Chairman of QSI (Sheldon Razin) controls corporate governance at QSI
This statement is false. The Board acting as a whole controls corporate governance, not Sheldon Razin.

2.0 The reasons the parties entered into the Settlement Agreement
A little background is necessary here. Mr. Hussein launched a proxy fight and sought to elect three directors to the Board at the Company’s annual meeting on September 21, 2005. When only two of his nominees were elected to the Board, he claimed voting procedure irregularities and appealed to the independent inspector of elections, IVS. IVS rejected his claim. He then filed suit in Superior Court in Orange County, California. He lost again. He then launched an appeal of his case. This process led to Mr. Hussein and the Company entering into a settlement agreement on August 8, 2006. QSI hoped to save QSI shareholders the expense associated with further litigation. It offered to give Mr. Hussein a third seat on QSI’s Board and representation on key committees in exchange for a promise of, among other things, no litigation for two years (until the 2007 annual shareholders’ meeting). Furthermore, Mr. Hussein acknowledged the independence of Mr. Razin and promised to refrain from attacking him or the Company on such basis during the term of the Settlement Agreement. In the course of the negotiations with Mr. Hussein’s counsel, Mr. Hussein said he would not make a direct statement confirming Mr. Razin’s independence. Rather, he said that since the Settlement Agreement specified that Mr. Razin would serve on Committees that required all of the members to be independent, the Agreement would suffice to confirm Mr. Razin’s independence. In essence, Mr. Hussein obtained a third seat on the Board and significant representation on the Company’s committees. QSI obtained two years of freedom from continued harassment, legal expense and negative publicity (which the Company believed was hurting its sales).

3.0 The Settlement Agreement between the Company and Ahmed Hussein dated 08/08/06 – a copy of the Settlement Agreement may be viewed by clicking here.

Mr. Hussein told the Company that he had certain expectations
This is inconsistent with the terms of the Agreement and irrelevant. The Settlement Agreement spelled out the expectations of the parties to the Agreement. Furthermore, Mr. Hussein and his lawyers worked and reworked the Settlement Agreement consistently during a period of approximately thirty days after the Agreement was first drafted. He was not in any way misled or enticed into signing the Agreement. He and his counsel understood every term in its entirety.

The Company violated the Settlement Agreement
This is not true. In fact, Mr. Hussein has continually violated the Settlement Agreement. Specifically, almost immediately after he entered into the Settlement Agreement whereby he implicitly acknowledged Mr. Razin’s independence and promised not to attack him or the Company on such grounds, he placed a phone call to Nasdaq in an attempt to get that body to investigate the Company and Mr. Razin’s independence. (It should be noted that after examining the facts, Nasdaq promptly closed the matter.)

The Settlement Agreement prohibited the Company from retaining the services of its existing general counsel
The Settlement Agreement did say that the Company would hire new Board Counsel in a prescribed manner. The Board Counsel would also take the minutes of Board meetings. The Company did exactly that. It hired Mark Shurtleff, a partner in the firm of Gibson, Dunn & Crutcher – a well known, large international law firm. Mr. Shurtleff then proceeded to take the minutes of the Board meetings. Mr. Hussein, continuing the practice he has adopted with the Company’s general counsel, verbally harassed Mr. Shurtleff, accusing him of taking “concocted and inaccurate” Board meeting notes.

It is important to note that Section 3.3 of the Settlement Agreement states: “Nothing in this section shall limit the Company’s ability to seek legal advise or representation from any attorney or law firm. including attorneys or law firms that it has retained in the past.” This provision clearly states that the Company could continue to use the services of its existing general counsel, which it has engaged in such capacity over the past 11 years.

SETTLEMENT AGREEMENT

This AGREEMENT, dated as of August 8, 2006 (the “Agreement”), is by and between Quality Systems, Inc., a California corporation (the “Company”), and Ahmed Hussein (“Hussein”).

Recitals

1.             Hussein is the beneficial owner of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”).

2.             Hussein has indicated to the Company that he intends to nominate three individuals to stand for election to the Company’s Board of Directors (the “ Board”) at the Company’s 2006 Annual Meeting of Stockholders (the “2006 Annual Meeting”) and to solicit proxies in support of their election.

3.             The lawsuit Ahmed Hussein vs Quality Systems, Inc. et. al, No. G037122 (Cal. Ct. App.) (the “Pending Litigation”) is currently pending involving the Company, certain of its directors and Hussein.

4.             The Company has determined that the interests of the Company and its stockholders would best be served by, and Hussein has determined that his interests would best be served by, (i) avoiding the substantial expense and disruption that would be expected to result from a proxy contest and the Pending Litigation, and (ii) nominating the Hussein Nominees and the Other Nominees (each as defined herein) for election to the Board at the 2006 Annual Meeting and the Company’s 2007 Annual Meeting of Stockholders (the “2007 Annual Meeting ” and together with the 2006 Annual Meeting, the “Annual Meetings”) as provided herein.

5.             In consideration of the agreements of the Company set forth herein, Hussein has agreed to, among other matters, refrain from submitting any stockholder proposal or director nominations at the Annual Meetings and to vote for the election of the Company Nominees (as defined herein) at the Annual Meetings.

6.             The Board has approved this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement:

(a)           “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of

1934, as amended (the “Exchange Act”). The parties shall not be deemed to be Affiliates of each other as a result of their execution of this Agreement.

(b)           The terms “beneficial owner” and “ beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person shall also be deemed to be the beneficial owner of all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional.

(c)           The terms “Board” and “Board of Directors” shall mean the Board of Directors of the Company.

(d)          “Director” shall mean a member of the Board.

(e)           “Hussein Nominees” shall consist of Hussein, Ibrahim Fauzy and Edwin Hoffman or, if during the Standstill Period any of these persons cease to or are unable or unwilling to serve, any substitute selected by Hussein and approved by the Nominating Committee of the Board of Directors.

(f)            “Other Nominees” shall consist of the nominees, other than the Hussein Nominees, selected by the Board of Directors. The Other Nominees shall initially be Sheldon Razin (“Razin”), Vincent Love, Steve Plochocki, Louis Silverman, Patrick Cline and Russell Pflueger. If during the Standstill Period any of these persons cease to or are unable or unwilling to serve, “Other Nominees” shall include any substitute selected by the Board of Directors and approved by the Nominating Committee of the Board of Directors

(g)            “Standstill Period” means the period from the date of this Agreement through the conclusion of the 2007 annual meeting of stockholders of the Company.

ARTICLE 2

REPRESENTATIONS

2.1           Authority; Binding Agreement.  The Company represents that this Agreement has been duly authorized, executed and delivered by it, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject in all cases to the fiduciary obligations of the Directors. Each of the parties hereto represents and warrants that the execution, delivery and performance of this Agreement by such party does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such person or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such person is a party.

2.2           Governmental Approval. Each of the parties hereto represents and warrants that no consent, approval, authorization, license or clearance of, or filing or registration with, or notification to, any court, legislative, executive or regulatory authority or agency is required in order to permit any party to this Agreement to perform such party’s obligations under this Agreement, except for such as have been obtained.

2.3           Bylaws and Certificate of Incorporation. The Company represents and warrants to Hussein that the Bylaws of the Company have not been amended or modified since February 27, 2006. True, accurate and complete copies of the Bylaws and the Certificate of Incorporation of the Company have been delivered or made available to Hussein.

ARTICLE 3

COVENANTS

3.1           Directors.

(a)           The Company agrees to cause the 2006 Annual Meeting to occur no later than September 30, 2006. The Company shall (i) cause the Board and all applicable committees of the Board to nominate and recommend that the Company’s stockholders vote for the election to the Board of each of the Hussein Nominees and the Other Nominees (collectively, the “Company Nominees”) at the 2006 Annual Meeting and, subject to its fiduciary duties, at the 2007 Annual Meeting, (ii) include this recommendation in its proxy materials, (iii) cause the proxy used to solicit authority to vote for the Company Nominees, (iv) use commercially reasonable efforts to solicit proxies in favor of these nominees’ election and (v) cause the Board to take all necessary action so that effective as of the election of Directors at the 2006 Annual Meeting the size of the Board shall be fixed at nine members. The Nominating Committee has approved the nomination of the Company Nominees in connection with the 2006 Annual Meeting.

(b)           The following actions shall be taken by the Board of Directors following the 2006 and 2007 Annual Meetings, subject to the fiduciary duties of the Board: (i) Razin to continue as the Chairman of the Board of Directors (the Board will not have a lead director or Co-Chairman), (ii) Ibrahim Fauzy, Steve Plochocki (Chairman), Edwin Hoffman and Russell Pflueger named to the Board’s Compensation Committee, (iii) Hussein (Chairman), Razin, Vincent Love and Russell Pflueger named to the Board’s Transaction Committee, and (iv) Hussein, Razin (Chairman), Ibrahim Fauzy and Russell Pflueger named to the Nominating Committee. The Board of Directors will appoint to the Audit Committee those Directors whom the Board determines to be most appropriate for service on that Committee, taking into account, among other things, the background and experience of the Directors and applicable regulatory requirements

(c)           The Board shall adopt resolutions providing that in the event of a deadlock or other failure or inability to act, the responsibilities of the Compensation Committee will be escalated to the independent Directors (within the meaning of applicable Nasdaq rules) acting as a committee, and the responsibilities of the Transactions and Nominating Committees will be escalated to the Board.

3.2           Voting. Hussein agrees that he shall cause all shares of Common Stock beneficially owned by him, and his Affiliates, as of the record dates for the Annual Meetings, to be present for quorum purposes and to be voted in favor of the Company Nominees for election at the Annual Meetings, with such votes to be cumulated in the manner directed by the Nominating Committee consistent with the terms of this Agreement. The Board shall, subject to its fiduciary duties, take all actions necessary and appropriate to oppose any action or threatened action to remove any Company Nominee (or any replacement Director elected in accordance with Section 3.1(a)) other than for gross negligence or willful misconduct from the Board of Directors (whether by consent solicitation or otherwise) prior to the expiration of the Standstill Period.

3.3           Board Proceedings and Counsel. After the 2006 Annual Meeting and during the Standstill Period, the Board shall appoint as its counsel an independent, national law firm with an office in Orange County, California that is approved by the Nominating Committee. The responsible partner from that firm, who shall also be based in Orange County, shall be responsible for preparing Board minutes. Nothing in this section shall limit the Company’s ability to seek legal advice or representation from any attorney or law firm, including attorneys or law firms that it has retained in the past.

3.4           Actions by Hussein. Except as contemplated in this Agreement, Hussein shall terminate, effective immediately, any efforts to cause any nominees to be elected to the Board of Directors through a proxy solicitation or a consent solicitation and agrees that during the Standstill Period, neither he nor any of his Affiliates shall, unless otherwise approved in advance in writing (or by resolution at a meeting) by a majority of the members of the Board then in office, directly or indirectly:

(a)           Form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to the Common Stock or deposit any shares of Common Stock in a voting trust or similar arrangement or subject any shares of Common Stock to any voting agreement or pooling arrangement, other than or pursuant to this Agreement;

(b)           Solicit proxies or written consents of stockholders, or otherwise conduct any nonbinding referendum with respect to Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” to vote any shares of Common Stock with respect to any matter in opposition to any recommendation of the Board, or become a “participant” in any contested solicitation for the election of Directors with respect to the Company (as such terms are defined or used under the Exchange Act);

(c)           Except in his capacity as a Director of the Company, solicit, seek to effect, or negotiate with any person with respect to, or propose to enter into or otherwise make any public announcement or proposal whatsoever with respect to (i) a merger, consolidation, business combination, share exchange, restructuring, recapitalization or acquisition involving the Company or any similar transaction involving a material portion of the assets of the Company, (ii) the sale, lease, exchange, pledge, mortgage or transfer (including through any arrangement having substantially the same economic effect as a sale of assets) of all or a material portion of the assets of the Company and its subsidiaries, taken as a whole, (iii) the purchase of 25% or more of the outstanding equity securities of the Company, whether by tender offer, exchange offer or otherwise, (iv) the liquidation or dissolution of the Company, or (v) the issuance by the Company of any equity securities as consideration for the assets or securities of another Person;

(d)           Except in his capacity as a Director of the Company, submit any stockholder proposal (pursuant to Rule 14a-8 or otherwise), or any notice of nomination or other business under the Company’s Bylaws, or nominate or oppose Directors for election, at the Annual Meetings or otherwise during the Standstill Period; or

(e)           Otherwise take, or solicit, cause or encourage others to take, any action inconsistent with any of the foregoing.

3.5           Settlement of Pending Litigation. Within five business days after the date of this Agreement, each of the parties shall take all measures reasonably necessary to dismiss the Pending Litigation, as against the Company and its Directors, in each case with prejudice and without costs or fees.

3.6           Non-Disparagement; Releases; No Litigation.  In consideration of the settlement of their disputes and the other promises contained herein, the Parties further agree as follows:

(a)           During the Standstill Period, Hussein agrees that Hussein and his Affiliates (each, a “ Hussein Party”) shall not directly or indirectly, individually or in concert with others, engage in any conduct or make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written) that is calculated to or is likely to have the effect of in any way (i) undermining, defaming or otherwise in any way reflecting adversely or detrimentally upon the Company, any of Company’s current and former directors, current and former executive officers, representatives, or any Affiliates of any of the foregoing persons (each, a “Company Party” and collectively, the “Company Parties”), (ii) accusing or implying that the Company or any Company Party engaged in any wrongful, unlawful or improper conduct or (iii) asserting, implying or suggesting that any Majority Nominee other than Louis Silverman and Patrick Cline is not an independent Director. In particular, Hussein acknowledges that on October 28, 2004 the Board of Directors resolved that Razin is an independent Director and that Mr. Hussein voted against such resolution. The foregoing shall not apply to (i) non-public oral statements made by Hussein or any Hussein Party directly to the Company or any Company Party, or to (ii) statements made to any governmental or regulatory authority that Hussein reasonably determines, based upon the advice of his counsel, are required to be made in order to avoid a breach of his fiduciary duties as a director and as to which Hussein has provided the Company with prior written notice.

(b)           During the Standstill Period, the Company agrees that the Company and the Company Parties shall not directly or indirectly, individually or in concert with others, engage in any conduct or make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written) that is calculated to or is likely to have the effect of in any way (i) undermining, defaming or otherwise in any way reflecting adversely or detrimentally upon Hussein or any Hussein Party, (ii) accusing or implying that Hussein or any Hussein Party engaged in any wrongful, unlawful or improper conduct or (iii) asserting, implying or suggesting that any Hussein Nominee is not an independent Director. The foregoing shall not apply to (i) non-public oral statements made by the Company or any Company Party directly to the Company or another Company Party or to Hussein or any Hussein Party or to (ii) statements made to any governmental or regulatory authority that the Company reasonably determines, based upon the advice of its counsel, are required to be made in order to discharge the Company’s responsibilities as a public company and as to which the Company has provided Hussein with prior written notice.

(c)           Hussein hereby irrevocably and unconditionally releases, acquits, and fully and forever discharges the Company, each Company Party, and the Company’s employees, agents, attorneys and other representatives, to the maximum extent permitted by applicable law, from and with respect to any and all disputes, complaints, claims, counterclaims, actions, causes of action, liabilities, suits or damages, whether at law or in equity, statutory or otherwise, whether known or unknown, asserted or unasserted, of every kind and nature whatsoever, (i) that arise from or relate to the election of directors at the 2005 Annual Meeting of Stockholders (including but not limited to the solicitation of proxies, the tabulation of votes, and the certification of results); (ii) that arise from, relate to, or were asserted in the complaint filed by Hussein in the Pending Litigation; or (iii) that arise from or relate the commencement or prosecution by Hussein of the Pending Litigation (the matters in (i) through (iii) being the “Released Matters”).

(d)           The Company hereby irrevocably and unconditionally releases, acquits, and fully and forever discharges Hussein and his employees, agents, attorneys and other representatives, to the maximum extent permitted by applicable law, from and with respect to any and all disputes, complaints, claims, counterclaims, actions, causes of action, liabilities, suits or damages, whether at law or in equity, statutory or otherwise, whether known or unknown, asserted or unasserted, of every kind and nature whatsoever, that arise from or relate to the Released Matters, and will indemnify and hold Hussein harmless with respect to any and all claims, counterclaims, actions, causes of action, liabilities, suits or damages, whether at law or in equity, statutory or otherwise, asserted by an individual Director that arise from or relate to the Released Matters, provided that Hussein provides prompt written notice to the Company of any such claim or suit.

(e)           No release contained herein shall extend to any claims against Georgeson Shareholders Communications, Inc., Georgeson LLP or any of their agents or affiliates.

3.7           Publicity. Promptly after the execution of this Agreement, the Company shall issue a press release in the form attached hereto as Exhibit I. None of the parties hereto will make any public statements inconsistent with, or are otherwise contrary to, the statements in the press release.

ARTICLE 4

OTHER PROVISIONS

4.1           Remedies.

(a)           Each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of California, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b)           Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby shall be brought solely and exclusively in the courts of Orange County, California and/or the courts of the United States of America located in the Central District of California (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 4.3 shall be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in any inconvenient forum. Any judgment rendered by such a court may be enforced in any other jurisdiction in the United States.

(c)           Nothing in this Article 4 shall prevent any of the parties hereto from enforcing its rights under this Agreement or shall impose any limitation on any of the parties or their respective past, present or future general partners, Directors, officers, or employees in defending any claim, action, cause of action, suit, administrative action or proceeding of any kind, including, without limitation, any federal, state or other governmental proceeding of any kind, against any of them. The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law.

4.2           Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. The parties hereto may not amend or modify this Agreement except in such manner as may be agreed upon by a written instrument executed by all of the parties hereto. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable, the remaining provisions shall remain in full force and effect. It is declared to be the intention of the parties that they would have executed the remaining provisions without including any that may be declared unenforceable.

4.3           Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy, when such telecopy is transmitted to the telecopy number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

If to the Company:	Quality Systems, Inc. 18191 Von Karman Avenue Irvine, California 92603 Attention: Chief Executive Officer Fax: 949-255-2605

If to Hussein	Ahmed Hussein 630 Fifth Avenue, Suite 2258 New York, NY 10111 Fax: 212-332-2599

4.4           Severability. If any terms, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

4.5           Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

4.6           Term. This Agreement shall remain in full force and effect from the date hereof until the expiration of the Standstill Period.

4.7           Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to any conflict of laws provisions thereof.

4.8           Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may delegate or otherwise transfer any of its obligations under this Agreement without the prior written consent of the other parties hereto.

4.9           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

QUALITY SYSTEMS, INC.

By:	/s/ Lou Silverman
	Name:	Lou Silverman
	Title:	Chief Executive Officer

/s/ Ahmed Hussein
Ahmed Hussein

Exhibit I

Quality Systems 2008 Proxy Contest vs. Ahmed Hussein

QSI Performance

Quality Systems Inc.’s Board nominees and management have a strategy to expand the business – and it is working.

Under the leadership of our board nominees, Quality Systems intends to continue developing and enhancing our leading software solutions in our current markets and we will seek to expand into new markets where we believe, based upon market knowledge, we can capture meaningful market share. We will continue to make prudent, disciplined investments, and we will seek new ways to grow our existing customer relationships while pursuing new ones. Organic growth will remain our top priority but we will also continue to pursue opportunistic acquisitions to complement our existing products, services and strategy.

Our incumbent Board nominees and our management team have proven that they have the vision and skills to grow the business and position it for continued success.

Consider the following facts about the company and its performance:

✓
Strong track record of organic growth and profitability: Over the five fiscal years ended March 31, 2008, Quality Systems’ revenues increased at a compounded average growth rate of 28% and its earnings per share increased at a compounded annual growth rate of 39%. Quality Systems is among the most profitable companies in its market segment with net income margins exceeding 21% in each of the last two fiscal years.

✓
Excellent cash flow generation: Quality Systems continues to generate extremely strong cash flow from its operations, allowing it to invest for future growth and return money to shareholders. The company generated approximately $43.6 million in cash flow from operations in the year ended March 31, 2008, representing a five-year compounded average growth rate of 27%, among the strongest of our peers.

✓
Regular quarterly dividend payments: As a result of our strong financial performance, we have been able to return a steady dividend to shareowners. Over the five years ended March 31, 2008, we have returned a total of $3.625 per share to investors in dividends. The company also recently increased the dividend from $0.25/share to $0.30/share.

✓
Stock price outperformance: Our share price increased approximately 386% between June 30, 2003 and June 30, 2008, dramatically outperforming the NASDAQ Composite Index, the NASDAQ Computer and Data Processing Index and the William Blair Healthcare Information Technology Index.

✓
Exemplary Corporate Governance Record: Our Board is committed to strong governance practices and Quality Systems’ corporate governance practices are strongly pro-shareholder. For example, our governance structure includes an annually-elected Board, cumulative voting rights and rights of shareholders to call meetings and act by written consent, and the company has no “poison pill” rights plan. Our corporate governance provisions meet or exceed NASDAQ requirements, and all of our nominees, except for Mr. Cline and now Mr. Plochocki (who are current members of our management team) are independent under these criteria.

Revenue
CAGR 28%
Revenue (in thousands)
$200
$180
$160
$140
$120
$100
$80
$60
$40
$20
$0
3/31/03
3/31/04
3/31/05
3/31/06
3/31/07
3/31/08

Earnings Per Share
CAGR 39%
EPS
$1.60
$1.40
$1.20
$1.00
$0.80
$0.60
$0.40
$0.20
$0.00
3/31/2003
3/31/2004
3/31/05
3/31/2006
3/31/2007
3/31/2008

Cash Flow from Operations
CAGR 27%
Cash Flow from Ops (in thousands)
$45
$40
$35
$30
$25
$20
$15
$10
$5
$0
3/31/03
3/31/04
3/31/05
3/31/06
3/31/07
3/31/08

Net Income Margin
Net Income Margin
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
3/31/03
3/31/04
3/31/05
3/31/06
3/31/07
3/31/08

System Sales
System Sales (in thousands)
CAGR 25.2%
$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
3/31/03
3/31/04
3/31/05
3/31/06
3/31/07
3/31/08

Maintenance
Maintenance (in thousands)
CAGR 30.9%
$60
$50
$40
$30
$20
$10
$0
3/31/03
3/31/04
3/31/05
3/31/06
3/31/07
3/31/08

Quality Systems 2008 Proxy Contest vs. Ahmed Hussein

Hussein's 2005 Attempt

Mr. Hussein disputed the results of the 2005 shareholder election of directors. After IVS Associates overruled his objections, Mr. Hussein commenced a lawsuit in the California Superior Court against the Company and every one of its directors (other than the one he had selected to sit on the Board). In his Complaint in the lawsuit (filed on October 17, 2005), Mr. Hussein made his usual attack on the other Board members’ independence and asked the court to (1) find that the 2005 election of directors at the Meeting was invalid and (2) order that the votes be re-tabulated without certain disputed Shares being counted. The court ruled against Mr. Hussein, finding he was “not entitled , as an equitable or legal matter, to the relief sought because [he] showed no violation of New York Stock Exchange Rules, Section 709, or any other applicable statute, rule, or common law doctrine in connection with the 2005 election for the board of directors.” The court ordered that formal judgment be awarded against Mr. Hussein and in favor of the Company and all of the directors sued by Mr. Hussein – specifically Sheldon Razin, Louis Silverman, Patrick Cline, Maurice DeWald, Vincent Love, and Steven Plochocki.

Download the Challenges Document Here

IVS Associates, Inc. is the duly appointed inspector of election for the Quality Systems, Inc. Annual Meeting held September 21, 2005.  We are submitting this response to challenges made to our Preliminary Voting Report at a review session held September 30, 2005.  The session was held at the Hotel DuPont in Wilmington, Delaware and was attended by IVS and representatives of Quality Systems management and representatives of Mr. Hussein who solicited proxies in opposition to management.

1)            Challenge made on behalf of the Hussein proxy committee- (paraphrased)
The votes submitted by ADP to management on the form dated September 20, 2005 contained “uninstructed votes” which were improperly tabulated by the Inspectors in favor of management’s nominees.  It is clear that New York Stock Exchange rule 452 forbids such voting in contested situations (as was this meeting).  We have filed two letters and an 85-page document with IVS, which fully document the facts of the uninstructed shares, the effect of, and the rules that restrict such voting.
Further, ADP sent a note to the beneficial holders informing them they would have to instruct their vote in order for it to be counted.  However ADP still submitted some 800,000 shares with out receiving instructions from the beneficial holders.
The inspectors duties under California law (as cited in the letter to IVS) include determining the “right to vote” and since the uninstructed shares had no such rights, IVS should deduct the uninstructed shares from the vote totals.  By counting these disputed shares, Mr. Hussein will get only two seats on the board of directors rather than the three he would otherwise win.
Response:  Our ruling is not based on the veracity of the facts as presented in the letters and attachments previously submitted.  Rather if we were to take them in to account we would violate the duties of inspector of election.  In determining the “right to vote” we are limited to the books and records of the corporation, the record date list and omnibus proxies and the proxies themselves, We are not permitted to consider any further evidence or information in determining the right to vote except for the limited purpose of resolving bank/broker over-vote situations.  The challenge is over ruled.

2)            Challenge made on behalf of the Company's proxy committee to the opposition proxy card for the account of” IDX Inc, Attn. Jack Kane.”  The signatory had no authority to sign the proxy.
Response:  Jack Kane is listed on the registration and has authority to sign the proxy which he did.  The challenge is over ruled.

3)            Challenge made on behalf of the Company’s proxy committee to the opposition proxy card for the account of “Claude H. Maxwell & William C. Maxwell Jt Ten.”  The signatory had no authority to sign the proxy.
Response: The card is signed by William Maxwell in his individual capacity and as power of attorney for Claude.  Either or both signatures are valid for this account.  The challenge is over ruled.

October 3, 2005 IVS Associates, Inc.	IVS ASSOCIATES INC. Independent Voting Services 111 CONTINENTAL DRIVE SUITE 210 NEWARK DELAWARE 19713 T 302 369 3779 F 302 369-8486

Quality Systems 2008 Proxy Contest vs. Ahmed Hussein

Background on Mr. Hussein

For all of their volume and bluster, Mr. Hussein’s proxy materials have remarkably little to say about the man himself, his personal and business experience and his business plan were he to seize control of Quality Systems. When you learn a bit more about him, you can understand his reticence on these subjects. A close examination of his record reveals an undistinguished career and documented examples of value destruction and untrustworthy behavior, including:

•	Mr. Hussein's (unsuccessful) litigation over his termination from Dean Witter for violations of company policy, including making a false statement in an internal questionnaire, as described here.

•
Litigation brought by a client relating to, among other things, excessive trading in a discretionary account managed by Mr. Hussein on behalf of an elderly couple which resulted in the account value dropping from over $2.4 million to approximately $70,000. The client’s case was ultimately settled by Mr. Hussein's employer for $2.5 million (see the Frota case link below).

•
The American Stock Exchange's censure of Mr. Hussein in connection with his handling of the Frota account. The exchange found that, among other things, Mr. Hussein excessively traded and churned the customer’s account for the purpose of generating commission income, misrepresented the status of the account to the customer and provided materially false and misleading information about the status of the account (see the Frota case link below).

•
Proceedings brought with respect to Mr. Hussein’s nonpayment of income taxes aggregating approximately $700,000 for tax years 1983 and 1984, as described here. Mr. Hussein underpaid his personal income taxes and later claimed that he did not have the means to pay the taxes he owed.

•
Mr. Hussein’s involvement with SIMO, which experienced significant financial difficulties during Mr. Hussein's tenure as Board chairman. SIMO was a successful Egyptian paper company in which Mr. Hussein acquired a majority stake and was appointed Chairman of the Board. During his term as Chairman, SIMO’s financial position deteriorated, incurring losses to the extent that its employees were not being paid during certain periods of 1998. Ultimately Mr. Hussein was removed from his position as Chairman by the Companies Authority (see SIMO link below).

•	Mr. Hussein's unsuccessful litigation against Quality Systems disputing the results of the 2005 director of elections (see Hussein's 2005 Attempt tab).

We believe the Frota and SIMO examples are highly relevant given that Mr. Hussein is now asking two things of Quality Systems shareholders: 1) to turn over control of the company to him by electing him and his hand-picked slate of director nominees; and 2) to change our corporate bylaws to alter the definition of an independent director, thus minimizing the influence of Sheldon Razin, our independent Chairman, while increasing Mr. Hussein’s own influence. The details in the links below clearly show why this would be a risky gambit for shareholders to take.

Ahmed Hussein’s Civil Suits, Regulatory Actions & Customer Complaints 1985-2002
- Timeline of Ahmed Hussein’s Civil Suits, Regulatory Actions & Customer Complaints

Frota vs. Prudential-Bache Securities, Inc., Ahmed Hussein & John Rasweiller
-	Summary of the Case and ASE Censure
-	American Stock Exchange Decision

Middle East Paper Company (SIMO)
-	SIMO Overview
-	Excerpts from Post Privatization Development of Former Law 203 Companies

Ahmed Hussein v. Dean Witter Reynolds, Inc.

In 1996, Mr. Hussein filed an arbitration demand with NASD against Dean Witter alleging breach of contract, wrongful termination, age discrimination, termination of employment in violation of Americans with Disabilities Act and defamation. Dean Witter filed an answer and counterclaim with NASD denying the charges and asserted that Hussein was terminated for violating company policy and not because of his age or any disabilities. Dean Witter contended that Hussein falsely stated in the internal questionnaire that he had no employee accounts and that Hussein was spending long periods of time outside the United States and his office which was a breach of a condition of his employment. In March 2000, the arbitration panel dismissed Mr. Hussein’s claims and Dean Witter’s counterclaims. In May 2000, Mr. Hussein petitioned the Supreme Court of the State of New York to vacate the NASD arbitration award and his petition was denied by the court.

Underpaid taxes by Mr. Hussein of approximately $700,000

Mr. Hussein underpaid his income taxes in 1983 and 1984. The IRS tried to seize his property and garnish his wages to satisfy the unpaid taxes. Mr. Hussein’s application to enjoin the IRS from seizing his property was denied and the parties agreed to enter into a settlement. At a later time, the government tried to collect from Mr. Hussein certain amounts in respect of his unpaid 1983 and 1984 income taxes. Mr. Hussein lost a preliminary proceeding, but appealed to the Second Circuit Court of Appeals, alleging that the statute of limitation had expired on the claims. The Court of Appeals ruled that the statute of limitation had expired for the 1983 taxes, but that it had not expired for the 1984 taxes.

Ahmed Hussein's Civil Suits, Regulatory Actions & Customer Complaints
1985-2002
-------------------------------------------------------------------------------
6/19/1991
Stipulation of Facts and Consent to Penalty
The American Stock Exchange finds Hussein "engaging in a course of fraudulent conduct."

3/16/2000
NASD Arbitration Award Ahmed Hussein v.
Dean Witter Reynolds, Inc. Case No. 96-05764
Hussein's "claims are hereby dismissed in their entirety."

12/12/1985
Customers Fernando and Maria Frota File a Complaint Against Ahmed Hussein
Alleging unsuitable trading, churning and RICO for estimated compensatory damages of $2,355,635.

6/1/1987
Frota v. Prudential-Bache Securities, Inc., Ahmed Hussein & John Rasweiler, No.
85 Civ. 9698
Defendants settle with the Frotas 18 days after judge's ruling "that there are material facts in dispute" and "defendants' motion for summary judgment is denied"
Settlement: $2,500,000.

2/10/1994
Ahmed Hussein v. USA Commissioner of Internal Revenue and Revenue Officer
Phillip Granite 94 Civ. 0605 (JFK)  Court denies Hussein's application to enjoin the IRS from seizing his property in satisfaction of unpaid income taxes in 1983 and 1984 of approximately $700,000 and the parties enter into a settlement.

5/24/2000
Ahmed Hussein v. Dean Witter Reynolds, Inc.
Case No. 111857-2000 NY County Supreme Court
Petitions Court to vacate the 3/16/2000 NASD Arbitration Award.

1/1/1985

3/10/1987
Ahmed Hussein v. Chapdelaine Government Securities Corp.
Case No. 005666-1987 NY County Supreme Court
Hussein's petition requesting production of documents relating to the Moseley matter.

7/6/1995
Customer Guilio Curiel Files Complaint Against Hussein
Alleging "excessive trading and mismanagement of this account resulting in
$50,000 in damages in 1986" Settlement = $1,100.

12/18/1996
Ahmed Hussein Files Arbitration Demand with NASD Against Dean Witter Reynolds,
Inc. Arbitration Case No. 96-05764
Alleging wrongful termination and other claims.

1/1/2002

1/5/2001
Ahmed Hussein v. Dean Witter Reynolds, Inc.
Case No. 111857-2000 NY County Supreme Court
Petition to vacate the 3/16/2000 NASD Arbitration Award is denied by the
Court.

4/24/1986
Ahmed Hussein v. Moseley Hallgarten Estabrook & Weeden, Inc. Case No.
009182-1986 NY County Supreme Court
Hussein seeks stay of arbitration initiated by Moseley regarding Hussein's failure to perform under a securities repurchase transaction alleging damages of approximately $700,000.
Decision: Stay of the arbitration was denied on 5/8/1986.

4/16/1990
American Stock Exchange
Takes regulatory action against Hussein arising from the Frotas' 1985 unsuitable trading allegations.
Statement of Charges:
Lists numerous violations.

9/27/1996
USA v. Ahmed Hussein 96 Civ. 7391 (JFK)
Government files suit to reduce to judgment the federal tax liabilities of
Hussein for 1983 and 1984.

5/3/1999
USA v. Ahmed Hussein Docket No. 98-6180
Court of Appeals rules that the statute of limitation on the assessment of taxes owed for 1983 had expired, but it had not expired for amounts owed for
1984.

                                                                         Page 1

Frota vs. Prudential-Bache Securities, Inc., Ahmed Hussein and John Rasweiller

Ahmed Hussein was employed as a commissioned account representative by Prudential-Bache Securities, Inc. from May 1, 1981 to May 1, 1986 when, according to his CRD report filed at the Financial Industry Regulatory Authority, Inc. (“FINRA”), he resigned voluntarily.

On December 12, 1988, Mr. and Mrs. Frota an elderly couple from Brazil, brought a legal action based against Ahmed Hussein, who was their commissioned account representative, Prudential-Bache Securities and Mr. Hussein’s supervisor, John Rasweiller, seeking, among other remedies, compensatory damages of $2,355,635.

The following are excerpts from the plaintiffs’ allegations contained in the Court’s decision, Fernando S. G. Frota and Maria Carmen Frota, Plaintiffs, v. Prudential-Bache Securities, Inc., Ahmed Hussein & John Rasweiller Defendants, No. 85 Civ.9698, United States District Court for the Southern District of New York decided May 14, 1987 and filed May 15, 1987:

In November 1981, the Frotas opened a so-called "discretionary account" at Prudential-Bache, over which Hussein, their broker, exercised complete control. Between November 1981 and January 1982, the Frotas transferred a portfolio valued at $2,771,635 from the Chase Manhattan Bank in Switzerland to the Prudential-Bache account. They withdrew $347,000 for their own use; the remaining $2,424,635 [**3]  was managed and invested solely by Hussein.

Between November 1981 and June 1985, a period of approximately 920 trading days, Hussein made 1,224 purchases and sales of securities for the Frotas' account. Hussein generated $1,900,000 in commissions and more than $2,000,000 in margin charges. When the account was finally liquidated in June 1985, only $69,000 remained. Of the 1,224 transactions for the Frotas' account, 200 were purchases and sales of the same security in a single day; 700 were purchases and sales of the same security within a 30-day period; 165 were purchases and sales of securities for which Prudential-Bache was the sole market-maker.

Hussein also purchased, for the Frota's account, $ 7,204,506 worth of Certificates of Accrued Treasury Securities ("CATS bonds"), a type of treasury [*4] bond issued by the U.S. government which has all of its interest coupons previously removed by the original purchaser. Although there is a secondary market for the bonds, appreciation depends upon downward fluctuations in interest rates. Hussein purchased the bonds by margining the Frotas’ account.” (Emphasis added.)

On May 14, 1987 Prudential-Bache Securities, Inc.’s, request for summary judgment was denied by the Court. On June 1, 1987, Prudential-Bache Securities, Inc. settled with Mr. and Mrs. Frota for $2,500,000. The legal cost of the litigation and the settlement was funded solely by Prudential-Bache Securities.

Three years later the American Stock Exchange brought regulatory actions against Mr. Ahmed Hussein in the same matter.

American Stock Exchange Regulatory Action against Ahmed Hussein

The American Stock Exchange in a Statement of Charges dated April 16, 1990 brought a regulatory action against Ahmed Hussein related to the customer complaint and litigation filed by Fernando and Maria Frota.

The American Stock Exchanges STATEMENT OF CHARGES 90-D-10 dated April 16, 1990 against Ahmed Hussein lists the following factors among others (bold emphasis added):

•	2.7
Frota also advised Hussein that he was unable to monitor activities in his account because he did not understand the monthly statements. Hussein told Frota the statements were decipherable only to industry professionals, and that he should not try to comprehend them.

•	2.8
Between November 1981 and June 1985, purchases in the Frota account totaled over $72,000,000 on an average monthly equity of approximately $2,600.000; margin charges totaled over $2,100,000. The account suffered a net loss of nearly $1 million during the above period.

•	3.0	During all relevant periods, no margin agreement was signed by the Frotas.

•	3.1
During the account's history, the turnover ratio was 27, annualized to 7.2. A return of 93.47% of the net investment value of the account was needed to pay for the commissions generated. A total of 24.79% of the investment value of the account was needed to pay annual commissions which totaled approximately $2.8 million over the life of the account.

•	3.2
In approximately 920 trading days from 1981 to 1985, Hussein effected 1,224 trades in the Frota account, including purchases and sales. Of these trades, about 200 were simultaneous purchases and sales of the same securities within the same day; nearly 700 were purchases and sales of the same securities within a 30 day period.

•	4.1
Over the life of the account, Hussein purchased approximately $7 million in Certificates of Accrued Treasury Securities ("CATS") for the Frota account, generating as much as $850,000 in commissions. These bonds paid no interest and, if held until maturity in the years 2007, 2011 and 2014, the Frotas would be well over 100 years old.

•	4.5
By letter dated October 13, 1983 Frota requested that the account be transferred from Prudential-Bache to Chase Manhattan Bank because of the costs associated with trading in the account. Hussein informed Frota on this date for the first time that his account was margined for approximately $5 million and could not be transferred.  Prior to this time, Hussein told Frota that his account was doing well and that he had nothing to worry about. In October 1984 and April 1985, Frota again wrote to Hussein in an attempt to transfer his account. The account was transferred in the summer of 1985 to Shearson Lehman Hutton.

The American Stock Exchange states in its Stipulation of Fact and Consent to Penalty, dated March 7, 1991, which was agreed to by Ahmed Hussein without admitting or denying the allegations (emphasis added):

•	5.0	Hussein violated Exchange Rules 924(c) and 422 by abusing his discretionary authority in the Customer A [Frota] account in that he effected excessive transactions…
•	5.1
Hussein engaged in conduct inconsistent with just and equitable principal of trade in violation of Exchange Rule 345 by misrepresenting the situation of the account to Customer A and failing to follow specific customer instructions to close the account…

•	5.2
Hussein violated Article V, Section 4(i) made applicable to employees of member organizations by Exchange Rule. 345(a)(1), in that he willfully engaged in a course of fraudulent conduct in violation of Section 10(b) of the Securities Exchange Act of 1934, and Rule 10(b)-5 thereunder by:

(a) excessively trading and churning the Customer A account, while vested with discretionary authority for the purpose of generating commission income…
(b) misrepresenting the status of the account to Customer A… and
(c) providing Customer A with materially false and misleading information about the status of his account…”

The American Stock Exchange imposed the following penalties against Ahmed Hussein:
•	Censure

•	A fine of $25,000

•	Three months suspension from servicing any new discretionary accounts

AMERICAN STOCK EXCHANGE

DISCIPLINARY PANEL

. . . . . . . . . . . . . . . . . . . . . . . . . . .	x
IN THE MATTER OF AHMED HUSSEIN	. . . . . .	DECISION 90-D-10
. . . . . . . . . . . . . . . . . . . . . . . . . . .	x

On April 16, 1990, the Exchange instituted a formal disciplinary proceeding against Ahmed Hussein ("Hussein"), a former registered employee of Prudential Securities, Inc., a regular member organization of the Exchange. A hearing was held on June 19, 1991, pursuant to Article V, Section 2 of the Exchange Constitution, to review a Stipulation of Facts and Consent to Penalty entered into between the Exchange and Hussein for the purpose of settling this proceeding. (A copy of this document is annexed hereto.)

The Panel accepts the Stipulation of Facts and Consent to Penalty and finds, as set forth in the stipulated facts, that Hussein violated: Exchange Rules 924(C) and 422 by abusing his discretionary authority in a customer account by effecting excessive transactions; Exchange Rule 345 by engaging in conduct inconsistent with just and equitable principals of trade by misrepresenting the status of the account to a customer and failing to following specific customer instructions to close the account; and Article V, Section 4(i), made applicable to employees by Exchange Rule 345(a)(1), by engaging in a course of fraudulent conduct in violation of Section lO(b) of the Securities Exchange Act of 1934, and Rule lOb-5 thereunder by:

a)	excessively trading and churning the customer's account, while vested with discretionary authority for the purpose of generating commission income;

b)	misrepresenting the status of the account to the customer; and

c)	providing a customer with materially false and misleading information about the status of his account.

Further, the Panel imposes the following penalties upon Hussein:

1) a censure;
2) a $25,000 fine; and
3) a three month suspension from servicing any new discretionary accounts.

FOR THE DISCIPLINARY PANEL

PAUL OSCHER, CHAIRMAN

Dated:  July 17, 1991

The Middle East Paper Company (SIMO)

Ahmed Hussein was a director of SIMO. SIMO’s history and examination of its privatization and subsequent operations is a part of a study of the privatization of Egyptian companies conducted by an independent third party. The paper issued on the study is titled The Post Privatization Development of Former Law 203 Companies, 15 Case Studies, Special Study, June 2000 published and provided to the United States Agency for International Development by the CARANA Corporation (the “PCSU Report”).

Summary of the PCSU report

SIMO was established in 1945 as a private company. SIMO was nationalized in 1961 by the Egyptian Government and remained under government control until it was privatized in 1997. SIMO employed approximately 1,100 people.  Prior to privatization, SIMO was managed by highly qualified line engineers and chemists and was modernized in the 1970s and 80s by General Egyptian Chemical Industries Organization and developed the largest production line of heavy cartons in the Middle East.

SIMO was privatized on June 18,1997. This transaction resulted in the sale of 85% equity that the government held in the company to private owners. The owners became the Diyya Group (headed by Ahmed Hussein) with 48%, the Khorafy Family held 22%, Holding Company for Chemical Industries (“HCCI”), which was a state institution, held 15% and 10% was held by employees. SIMO was working profitably at the time of privatization and was in a reasonable financial position.

Over the next year, the Diyya Group headed by Ahmed Hussein acquired more interest in SIMO and eventually attained 55% interest. On April 1, 1998, Ahmed Hussein became SIMO’s Chairman of the Board.  The PCSU Report on pages 41 and 42 states:

Between June 1997 and April 1998, the ownership bloc headed by Ahmed Diyya Hussein (48% equity in SIMO) acquired more equity in the company, raising its stake to 55% and on April 1st 1998, Ahmed Diyya became SIMO’s Chairman of the Board. However, during the ensuing months, corporate governance and industrial relations problems engulfed the company.  SIMO was working profitably at the time of the privatization and was in reasonable financial condition – though susceptible to the volatility of price fluctuations in the international paper market. As the price for SIMO’s product began to fall on the international market, the company’s sales declined. By the end of 1998, SIMO’s profits declined sharply and the company incurred losses of 2 million LE. The company’s financial position deteriorated to the extent that its employees were not being paid their basic monthly wage during certain periods of 1998, leading to a tense atmosphere between the employees and the company’s major shareholder. (Emphasis added.)

The tense atmosphere deteriorated further as rumor began to spread quickly at the enterprise that Ahmed Diyya was now exercising the intention of closing either some – or all – of SIMO’s production line/paper factories and employ the company’s land assets for alternative commercial purposes. The tense atmosphere and the deteriorating financial position of the company reached a climax at the end of 1998 at a time when the company’s internal problems could not be resolved between its major shareholders, senior management and the employees. The HCCI, still one of the major shareholders in the company with a 15% equity stake, made a recommendation to the Musllahat Al-Sharikat (the Companies Authority in the Ministry of Economy), that SIMO’s Board of Directors (including its present Chairman, Ahmed Diyya) be temporarily suspended and that a new Chief Executive Officer (CEO) be appointed by the government to run the company. This administrative measure undertaken by the Holding Company and the Companies Authority, which effectively suspended SIMO’s Board of Directors, resulted in the removal of Ahmed Diyya from his position as SIMO’s Chairman and his replacement by a government appointed CEO, Engineer Taha Abd-Al Roba. (Emphasis added.)

***

Since the removal of Ahmed Diyya from the position of Chairman of SIMO’s Board of Directors, the company’s loss making position has improved, and losses have been minimized to 150,000 LE during 1999-2000, as company to 2 million LE during April-December 1998. (Emphasis added.)

***

Ahmed Hussein’s full name and some of the different permutations which appear to relate to translation and formal and abbreviated versions of his name are:

•	Ahmed Dia Hussein

•	Ahmed Diyya Hussein

•	Ahmed Diyya

Ahmed Hussein disclosed in prior proxies and SEC filings that he was a director of SIMO.

The Post Privatization Development
of Former Law 203 Companies

15 Case Studies

Special Study

June 2000

Provided to the
United States Agency for International Development
by
CARANA Corporation
under the
USAID Coordinating and Monitoring Services Project
Contract # PCE-1-800-97-00014-00, Task Order 800

Unless otherwise stated, opinions expressed in this document are those of the PCSU. They do not necessarily reflect those of USAID, the US Government, or the Government of Egypt.

Table of Contents

Introduction	2

Section I: Criteria for the 15 Privatized Companies into Group A, B and C	4
Group A: Noticeably Reformed Privatized Enterprises	4
Group B: Transitional Privatized Companies	5
Group C: Slow to Reform Privatized Companies	6

Summary Case Studies of Privatized Companies	7

Group A: Noticeably Reformed Privatized Companies	8
Al Ahram Beverages Company (ABC)	8
El Nasr Bottling Company (Coke) and The Egyptian Bottling Company (Pepsi)	12

Group B: Transitional Privatized Companies	16

Ideal (Delta Industrial)	16
The Arab Company for Transistors and Electronics (Telemisr)	20
Electro Cables Egypt (Kabelat)	24
The Egyptian Financial Industrial Company (EFIC)	28
Kafr El Zayat Pesticides and Chemicals (KZPC)	32
Nasr City Housing	36

Group C: Slow to Reform Privatized Companies	40

The Middle East Paper Company (SIMO)	40
Middle & West Delta Flour Mills, East Delta Flour Mills and	44
Upper Egypt Flour Mills	44
Misr Free Shops Company	49
Al Nasr Casting	53

Section III: Conclusions and Recommendations	56

Post Privatization Development of Former Law 203 Companies	Draft for Review
Selection of 15 Case Studies	1

Group C: Slow to Reform Privatized Companies

The Middle East Paper Company (SIMO)

Background: Public Sector and Law 203

SIMO was established in 1945 as a private sector enterprise for the production of various types of paper (including duplex board, manila, and heavy grey board) and the conversion of paper and board for packaging. It was nationalized in 1961. Located in the outer Cairo suburb, Mustorid, it was one of three public sector enterprises engaged in the production of paper in Egypt.

The company was owned and operated by the Egyptian government from 1961 until its privatization in 1997. It was an affiliate of the Ministry of Industry (which also appointed the company’s Chairman) and its business was supervised for the government by the General Egyptian Chemical Industries Organization (GECIO). The company produced output to targets set by the Ministry, and cooperated with the two other public sector paper companies in meeting the government’s over-all business plan for the sector. There was no competition between the different paper companies and the price for their product was set by the government and kept below the international market price. The company itself was managed by highly qualified line engineers and chemists, was supplied by GECIO with modern machinery during the 1970s and 80s, and developed the largest production line of heavy cartons in the Middle East.

The company employed around 1100 people, whose work-place position was protected by the public sector labor codes, and like the other government enterprises discussed in this study, was well over-staffed by redundant employees. SIMO’s management had some enterprise level autonomy from the government and although the price for paper in the domestic market was set by the government, the sales and distribution functions of SIMO’s business were to some degree decentralized from state control. The state acted as an intermediary linking SIMO’s production to would-be clients in both the public and private sectors and did not engage in the practice of bulk purchasing of SIMO’s production, as it did in the case of some of the other SOEs, particularly those in the agricultural sector.

SIMO’s business practice was further liberalized during the early to mid 1990s, when the company was re-incorporated under Law 203 and became an affiliate of the Holding Company for Chemical Industries (HCCI). Like other Law 203 state owned enterprises, SIMO was encouraged by the state to be independent both financially and in terms of management and the price for its production was no longer set by the government but was now determined by the international paper market. The company began to export some of its production to neighboring countries (it adopted the ISO for internationally recognized production standards), as well as implement labor restructuring policies (ie, undertook an early retirement program in an effort to reduce some of its redundant workforce).

Privatization: Date and Method

The company was offered by the HCCI and the National Investment Bank (co-owners of the company since 1995) through an IPO on June 18th 1997. This transaction resulted in the sale of 85% equity that the government held in the company

Post Privatization Development of Former Law 203 Companies	Draft for Review
Selection of 15 Case Studies	40

Ownership Structure/Corporate Governance

The privatization created a new ownership structure at the company, where the main stake holders in the enterprise were now:

48% to The Diyya Group
22% to The Khorafy family
15% to the Holding Company for Chemical Industries
10% to the Employees (ESA)

The transaction led to substantial re-organization on the company’s Board of Directors, including the elevation of two individuals from the Diyya Group to the Board and one from the Khorafy group. The Holding Company retained two positions on the Board (including the Chairman, Mr Moustapha Magdi) and the ESA was allocated one position. The privatization of SIMO was the first transaction effected through the capital markets where one group of private sector investors were able to take a commanding stake in a privatized SOE and appeared poised to take control over management away from the Holding Company.

Between June 1997 and April 1998, the ownership bloc headed by Ahmed Diyya Hussein (48% equity in SIMO) acquired more equity in the company, raising its stake to 55% and on April 1st 1998, Ahmed Diyya became SIMO’s Chairman of the Board. However, during the ensuing months, corporate governance and industrial relations problems engulfed the company. SIMO was working profitably at the time of the privatization and was in reasonable financial condition - though susceptible to the volatility of price fluctuations in the international paper market. As the price for SIMO’s product began to fall on the international market, the company’s sales declined. By the end of 1998 SIMO’s profits declined sharply and the company incurred losses of 2 million LE. The company’s financial position deteriorated to the extent that its employees were not being paid their basic monthly wage during certain periods of 1998, leading to a tense atmosphere between the employees and the company’s major shareholder.

The tense atmosphere deteriorated further as rumor began to spread quickly at the enterprise that Ahmed Diyya was now exercising the intention of closing either some – or all – of SIMO’s production line/paper factories and employ the company’s land assets for alternative commercial purposes. The tense atmosphere and the deteriorating financial position of the company reached a climax at the end of 1998 at a time when the company’s internal problems could not be resolved between its major shareholders, senior management and the employees. The HCCI, still one of the major shareholders in the company with a 15% equity stake, made a recommendation to the Musllahat Al-Sharikat (the Companies Authority in the Ministry of Economy), that SIMO’s Board of Directors (including its present Chairman, Ahmed Diyya) be temporarily suspended and that a new Chief Executive Officer (CEO) be appointed by the government to run the company. This administrative measure undertaken by the Holding Company and the Companies Authority, which effectively suspended SIMO’s Board of Directors, resulted in the removal of Ahmed Diyya from his position as SIMO’s Chairman and his replacement by a government appointed CEO, Engineer Taha Abd-Al Roba.

Abd Al-Roba was seconded from the National Paper Company in Alexandria (a Law 203 affiliate of the Holding Company for Chemical Industries), and was given a mandate by the government to rehabilitate SIMO’s financial status to its previous position. The measure was intended to be of a transitional nature and the government has alluded towards the intention of reinstating SIMO’s

Post Privatization Development of Former Law 203 Companies	Draft for Review
Selection of 15 Case Studies	41

Board of Directors once the company’s operational and financial position is once again at a satisfactory level. However, while together the Khorafy family and the Diyya Group still maintain an equity stake amounting to around 77% of the company, under the current arrangement they are prevented from exercising any influence over SIMO’s management or major corporate level decisions. In essence, they are currently prohibited from exercising their basic rights as shareholders. This is particularly distressing for Ahmed Diyya who currently owns 55% in the company and has filed an appeals case at an industrial tribunal. The case is pending and remains unresolved to this day.

Management/Operations

As SIMO has been in essence “re-nationalized” since the end of 1998, the company has only been effectively under private sector control during the period April-December 1998 – a period which itself was hardly conducive to undertaking any serious managerial or operational restructuring. Hence there are presently no new non-government managerial appointments at the company, nor are there any evident operational adjustments resulting from the initiatives undertaken by the company’s private sector shareholders. While the government has alluded to its intention of re-instating the company’s Board of Directors, there is no tangible evidence of any plans to restructure the public sector management system which presently governs SIMO’s operations.

It is evident that Ahmed Diyya had his own vision for running the company since he began making a number of changes in management personnel after he became Chairman. However, after the administrative measures taken against him by the Holding Company and Companies Authority, these individuals have since been removed and their place taken by persons appointed by the Holding Company.

Financials

Since the removal of Ahmed Diyya from the position of Chairman of SIMO’s Board of Directors, the company’s loss making position has improved, and losses have been minimized to 150,000 LE during 1999-2000, as compared to 2 million LE during April-December 1998. There have been no new financial policies implemented at the company however and the Central Auditing Agency remains SIMO’s chief auditor, as is the case with public sector enterprises and other companies where the government holds a significant ownership stake.

New Capital Investment

There have been no new evident investments made into the company from its private sector shareholders.

Changes to Public Sector Corporate Culture

While SIMO remains in the odd position of being a private sector owned, public sector managed enterprise, its corporate culture has retained the flavor of the public sector. The company’s grounds in Mustorid, are littered by large volumes of decaying paper and other residual products and are in need of refurbishment. Management titles employed at the company reflect the status oriented political appointments made under the public sector and are still, for the most part, in

Post Privatization Development of Former Law 203 Companies	Draft for Review
Selection of 15 Case Studies	42

place. The company’s employees, many of whom have spent their entire careers with the enterprise, continue to associate with the pan-public sector labor organizations and their colleagues in the two other public sector paper producing enterprises, rather than with the private sector. They continue to observe the hours of the public sector work regime. Further, it can be added that they see the HCCI (ie, the government) as a form of protection as well as representation of their interests, particularly after the manner in which their wages were with-held during Ahmed Diyya’s time as Chairman of the company, and the industrial unrest which subsequently resulted.

Given the problems that have occurred at SIMO, and its dearth of experience with the operational culture of the private sector, it is perhaps not surprising that the present CEO of the company has suggested that in developing countries like Egypt, it is important to have the public sector controlling mainstream industries which hold broad significance for society, including the paper production. The present CEO appears to be playing more the role of a civil servant than a senior level businessman, since he refers to his present position at SIMO as a transitional one, where he was asked by the Holding Company (ie, the government) to come across from the National Paper Company in Alexandria to help put things back in place for the government at SIMO, before returning back to Alexandria when the situation at SIMO returns to what the government may consider “normality”.

Labor, Wages and Compensations Packages

The basic Public Sector wages and benefits package, together with its labor and employment codes, continue to provide the base framework for employee-employer relations at the company. There have been no wage increases for SIMO’s employees outside of the automatic public sector annual increases enjoyed by employees in the public sector proper.

Concluding Comment.

The post privatization experience of SIMO gives a strong indication of the degree of power that the state can exert over majority privatized enterprises. It shows that even where the private sector gains a single majority ownership consortium within a privatized company, the state is still in a position to exercise a controlling hand in corporate governance – even if its stake in the company is substantially smaller than that of the private sector shareholders. The lack of transparency around the government’s take over of the company in late 1998, and the state of uncertainty in which it has left the company’s main shareholders is particularly distressing for a country seeking to expand its privatization program and attract foreign investment.

Post Privatization Development of Former Law 203 Companies	Draft for Review
Selection of 15 Case Studies	43

Quality Systems 2008 Proxy Contest vs. Ahmed Hussein

Background on Mr. Razin

●
Built QSI from an original $2,000 investment to a company with a $1 billion market value without any outside or venture capital funding, thousands of customers and an annual revenue run-rate of over $200 million in sales.

●	Imparted the vision to indentify and harness emerging technological advances and innovations and identify and meet developing needs in the healthcare industry.

●	Led two successful public offerings of QSI stock; QSI’s IPO in 1982 and a secondary offering in 1996.

●	Maintained a significant investment in QSI for over 34 years, in stock ownership as well as unwavering commitment to the satisfaction and success of QSI’s shareholders, employees and customers.

●
Has provided vision and guidance to develop QSI into a widely acknowledged and award winning leader in healthcare technology. He continues to avail his deep experience and domain expertise to management as Chairman.

●
As CEO, he identified the need, initiated and directed the search for, and advocated the key acquisitions of both Clinitec and Micromed. He subsequently guided the highly successful integration and merging of these entities into the NextGen division, which now accounts for over 90% of QSI’s revenue.

●	Assembled winning management team with long-term, loyal personnel supported by benefits designed to promote the long term interests of QSI and its shareholders.

●	Has led campaigns to prevent Ahmed Hussein from taking numerous detrimental actions, including terminating employment of NextGen’s architect and acknowledged industry leader, Pat Cline.

●
Advocated, along with Pat Cline, QSI’s recent revenue cycle management acquisition strategy, including the recent acquisition of HSI and over the objection of Ahmed Hussein and his selected board members.

●	Advocated and continues to support QSI dividend program.

●	Named to Advisory Board of the MIT McGovern Institute for Brain Research.

●	Has actively founded, financed and guided the growth and success of two other technology companies in the tax accounting field.

Quality Systems 2008 Proxy Contest vs. Ahmed Hussein

Voting Instructions

Vote by Phone
-	Registered Holders should call: 888-693-8683
-	Street Holders should call: 800-454-8683

Vote by Internet
-	Registered Holders: www.cesvote.com
-	Street Holders: www.proxyvote.com

Download Proxy Materials
-	Registered Holders: Quality Systems Proxy Card
-	Street Holders: Voting Instruction Form

Voting Instructions
1.	Check the “FOR” box on Proposal 1
2.	Check the “FOR” box on Proposal 2
3.	Check the “AGAINST” box on Proposal 3
4.	Sign and Date the card

Why You Should Vote Against Proposal 3
Quality Systems’ current corporate governance provisions, including the definition of “independent director,” meet or exceed NASDAQ requirements and have been routinely debated and affirmed by the full Board.

We believe the proposal is primarily motivated by Mr. Hussein’s desire to increase his influence on the Board and certain committees, while reducing the role that Mr. Razin may play.

We believe that this is yet another attempt by Mr. Hussein to extract greater influence on the Board at a level not commensurate with his stock ownership.

THIS VOTING INSTRUCTION FORM MUST BE SIGNED AND DATED BELOW.

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF QUALITY SYSTEMS, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held On September 4, 2008 at 2:00 p.m. local time

1. Election of Directors

Nominees

1. George Bristol
2. Patrick Cline
3. Philip N. Kaplan
4. Vincent J. Love
5. Russell Pflueger
6. Steven T. Plochocki
7. Sheldon Razin
8. Robert L. Smith

2. Ratification of the appointment of Grant Thornton LLP as QSI's independent public accountants for the fiscal year ending March 31, 2009. ---->>>

QSI'S BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 3 BELOW (assuming it is introduced at the Annual Meeting).

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

QSI's Board of Directors recommends a vote "FOR" proposal 1 and 2 and a vote "AGAINST" proposal 3 (assuming it is introduced at the Annual Meeting).

WHERE NO DIRECTION IS GIVEN, THE SHARES WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTORS NAMED ABOVE, "FOR" PROPOSAL 2 AND "AGAINST" PROPOSAL 3.

ENTER YOUR VOTING INSTRUCTIONS AT 1-800-454-8683 OR WWW.PROXYVOTE.COM UP UNTIL 11:59 PM EASTERN TIME THE DAY BEFORE THE CUT-OFF OR MEETING DATE.

Voting Instruction Form

PLEASE MARK YOUR VOTES AS INDICATED IN THIS EXAMPLE: ☒

MGTQSW

QUALITY SYSTEMS, INC.
9/4/08

1. ☐ **FOR ALL NOMINEES**

☐ **WITHHOLD ALL NOMINEES**

☐ **WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE. WRITE NUMBER(S) OF NOMINEE(S) BELOW.**

____

	FOR	AGAINST	ABSTAIN
2.	☐	☐	☐
	DO	NOT	USE
3.	☐	☐	☐
	DO	NOT	USE
	DO	NOT	USE
	DO	NOT	USE
	DO	NOT	USE
	DO	NOT	USE
	DO	NOT	USE
	DO	NOT	USE

PLEASE INDICATE YOUR PROPOSAL SELECTION BY FIRMLY PLACING AN "X" IN THE APPROPRIATE NUMBERED BOX WITH BLUE OR BLACK INK ONLY

SEE VOTING INSTRUCTIONS NO. 3 ON REVERSE

ACCOUNT NO:

CUSIP:

CONTROL NO:

CLIENT NO:

PLACE "X" HERE IF YOU PLAN TO ATTEND AND VOTE YOUR SHARES AT THE MEETING ---->>> ☐

SIGNATURE(S) __________ DATE __________